Exhibit 99.1

FOR IMMEDIATE RELEASE                 For more information contact:

                                      Elantec Semiconductor, Inc.
                                      (408) 945-1323

                                      David O'Brien     Ephraim Kwok
                                      President & CEO   Chief Financial Officer

                          Elantec Semiconductor Adopts
                             Stockholder Rights Plan

Milpitas, California, September 14, 1998 - Elantec Semiconductor,  Inc. (Nasdaq:
ELNT) announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt.

         The plan is designed to give Elantec's Board of Directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition. Adoption of the plan was not made in response to any specific attempt to acquire Elantec or its shares, and Elantec is not aware of any current efforts to do so.

         In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of the company's common stock outstanding on September 21, 1998 (the "Record Date") and further directed the issuance of one such right with respect to each share of the company's common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on September 14, 2008.

         The rights are initially attached to the company's common stock and will not trade separately. If a person or a group (an "Acquiring Person") acquires 20 % or more of the company's common stock, or announces an intention to make a tender offer for 20 % or more of the company's common stock, then, unless delayed by the Board, the rights will be distributed and will thereafter trade separately from the common stock.

         Each right will be exercisable for 1/200th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of $25.00. The preferred stock has been structured so that the value of 1/200th of a share of such preferred stock will approximate the value of one share of common stock.

         Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of the company's common stock at a substantially discounted price.

         If a person becomes an Acquiring Person and the company is acquired in a merger or other business combination, or 50% or more of its assets are sold to an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

         After a person has become an Acquiring Person, the company's board of directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of the company's common stock per right.

         The Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the Board.

         In connection with the adoption of its stockholder rights plan, the Board of Directors also amended two provisions of Elantec's Bylaws. Special meetings of Elantec stockholders may now only be called by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the Board of Directors. Additionally, vacancies on the Board of Directors may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office.

                                     #  #  #

                                       2